EXHIBIT 1.1

Exhibit (English translation of Spanish original)

EMBOTELLADORA ANDINA S.A.

CORPORATE BY-LAWS

ORGANIZATION OF THE COMPANY AND MOST RECENT BY-LAWS

A.                                  The Company was organized by public deed executed February 7, 1946, before the Santiago Notary Mr. Luciano Hiriart Corvalan.

•                                         Its existence was authorized, by-laws approved and it was declared legally established by Decree No. 1364 of the Ministry of Finance, dated March 13, 1946.

•                                         Decree No. 1364 and an excerpt of the corporate by-laws were published in Official Gazette No. 20,413 of March 25, 1946.

•                                         The same excerpt of the corporate by-laws is registered on page 768, No. 581 of the Santiago Registry of Commerce for 1946.

•                                         Decree No. 1364 of 1946 is registered on page 770, No. 482 of the Santiago Registry of Commerce for the same year.

B.                                     The latest by-law reform was approved at the Special Shareholders Meeting held on September 30, 1996, the Minutes of which were executed to public deed on October 17, 1996 before the Santiago Notary Mr. Armando Ulloa Contreras, and legalized by registration of its excerpt on page 10,146 No.8,371 of the Santiago Registry of Commerce for 1996, and publication in the Official Gazette No. 35,601 of October 28, 1996.

TITLE FIRST

Name, Domicile, Duration and Object.

ARTICLE FIRST: A stock corporation is organized under the name of “Embotelladora Andina S.A.”, which shall be governed by the provisions in these by-laws and in absence thereof, by the provisions in the Stock Corporation Regulations and legal and regulatory provisions in force.

ARTICLE SECOND: The Company’s legal domicile shall be the city of Santiago, notwithstanding the special domiciles of offices, agencies or branches that are established in the country as well as abroad.

ARTICLE THIRD: The duration of the company shall be indefinite.

ARTICLE FOURTH: The object of the company shall be to execute and develop the following, either directly itself or through other persons, and either on its own account or that of others:

a.                                       Develop one or more industrial establishments dedicated to the business, operations and activities to manufacture, produce, elaborate, transform, bottle, can, distribute, transport, import, export, purchase, sell and market in general, in any form and in any way, any type of food product and in particular any type of mineral water, juice, beverage and drink in general or other similar products, and raw materials or semi-finished materials used in such activities and/or products complementary or related to the preceding businesses and activities;

b.                                      Develop one or more agricultural or agro industrial establishments and farm land dedicated to the business, operations and development of agricultural activities and agro industry in general.

c.                                       Produce, elaborate, transform, distribute, transport, import, export, purchase, sell and market in general, in any form and in any way, any type of agricultural products and/or agro industrial products and raw materials, or semi-finished materials used in such activities, and/or products complementary or related to the preceding activities;

d.                                      Manufacture, elaborate, distribute, transport, import, export, purchase, sell and market in general, in any form and in any way, any type of container; and execute and develop any type of material recycling process and activity;

e.                                       Accept from and/or grant the representation of trademarks, products and/or licenses related to such businesses, activities, operations and products to national or foreign companies;

f.                                         Provide any type of service and/or technical assistance in any way related to the goods, products, businesses and activities referred to in the preceding letters;

g.                                      Invest cash surplus, even in the capital market; and

h.                                      In general, undertake all other businesses and activities supplementary or linked to the above mentioned operations.

The Company may execute its objective directly or by participating as a partner or shareholder in other companies or by acquiring rights or interests in any other type of association related to the aforesaid activities.

TITLE SECOND

Capital and Shares.

ARTICLE FIVE:  The company´s capital equity is $182,181,421,000 divided into 395,595,788 Series A shares and 395,595,788 Series B shares, both preferred and with no par value, whose features, rights and privileges are indicated in the following paragraphs of this Article:

A)                                  The preference of Series A shares shall consist solely of the right to elect six out of the seven regular Board members the company has, along with their respective Alternates.

B)                                    The preferences of Series B shares shall consist solely of the right to receive all and any of the per share dividends the company may distribute, whether temporary, definitive, minimum mandatory, additional, or eventual, increased by 10%.

C)                                    If in the future because of the exchange of shares, distribution of paid-up shares or issuance of cash shares, or for any other reason or cause, the number of Series A and/or B shares were to increase or decrease, the privileges and rights of the recently indicated series of shares set forth in these by-laws shall not be altered under any circumstance.

In the case where, as a result of the special exchange of shares approved by the Special Shareholders´ Meeting of Embotelladora Andina S.A. held on September 30, 1996, referred to in “Transitory Article Third” of these by-laws, a transitory provision that was added onto the same at the aforementioned Meeting, the number of Series A shares were to decrease to less than 200,000,000 shares, this fact alone means that Series A and B shall be eliminated, and the shares which comprise them shall automatically become common shares without any preference whatsoever, therefore eliminating the division of shares into series.

D)                                   The preferences of Series A and B shares shall remain in effect through the period expiring on December 31, 2130. Once this period has expired, Series A and B shall be eliminated and the shares which comprise them shall automatically become common shares without any preference whatsoever, therefore eliminating the division of shares into series.

E)                                     The preferences of Series A and B shares shall remain in effect even when the shares from this series are transferred and/or transmitted, whether in whole or in part.

F)                                     Series A shares shall be entitled to full voting rights without limitations, notwithstanding this Article and Article Seven of these by-laws regarding the election of the Company´s Board members.

G)                                    Series B shares shall be entitled to a limited voting right, voting only on the following matters: the election of a regular Board member for the company and his respective alternate, pursuant to Article Seven of these by-laws.

ARTICLE SIXTH: Shares shall be nominatives; their subscription and payment, transfer, mentions and formalities of the certificates, the way in which those lost or misplaced shall be replaced, the registration of shareholders and other matters related to the shares and certificates shall be governed by the provisions of Law and its Regulations.

TITLE THIRD

Company Management.

ARTICLE SEVEN:  The company shall be managed by a Board comprised of seven regular members, each of whom shall have their respective alternate. The Board members, who may or may not be shareholders, shall hold office for three years and may be reelected indefinitely.

Board members shall be elected by Series A and B shares in separate voting as follows: Series A shares shall elect six regular Board members and their respective alternates and Series B shares shall elect one regular Board member and his respective alternate.

ARTICLE EIGHTH: The status of Director is acquired by expressed or implied acceptance of the designation.  If a vacancy were to occur in a directorship, whether regular and alternate, as the case may be, the entire Board shall be renewed at the next Regular Shareholders Meeting to be held by the company, and in the interim, the board may appoint a replacement.

ARTICLE NINTH: The Board shall appoint a Chairman from among its members at the first meeting after the election thereof, who shall also be the Chairman of the company’s General Shareholders Meetings, and it shall appoint a Vice-Chairman to hold the office of the former whenever the Chairman cannot for any reason whatsoever.

ARTICLE TENTH: In order to comply with the corporate object within statutory, legal and regulatory limits thereof, the Board may:  First.

a)                                      Manage, direct and supervise corporate operations with the most ample powers, perform all acts and enter into all contracts corresponding to the company’s business concern and its specific purposes thereof and represent it judicially and extra judicially, notwithstanding the judicial representation pertaining to the General Manager.

b)                                     Appoint the Chairman and Vice-Chairman of the Board, who shall also be the Chairman and Vice-Chairman of General Shareholders Meetings; appoint the General Manager, set his compensation, supervise his acts and remove him from his position or terminate his services;

c)                                      Designate any individual to perform the tasks of Secretary to the Board and General Shareholders Meetings and set the compensation thereof for these services or declare that these tasks must be performed by the General Manager without entitlement to special compensation.

d)                                     Issue, modify and void the internal regulations necessary for the proper operation of the company.

e)                                      Approve the issuance of bonds or debentures.

f)                                        Resolve the establishment of agencies, branches or offices in any other point of the country or abroad.

g)                                     Present an explanatory Annual Report on the Company’s situation in the most recent fiscal year to the Regular Shareholders Meeting, within the purview of the Law and its Regulations, as well as a Balance Sheet with a profit and loss statement and report submitted by the external auditors; and propose thereto the distribution of profits, notwithstanding approval of the distribution of provisional dividends during the fiscal year chargeable to profits of the same, provided there are no accumulated losses.

h)                                     Call Regular and Special General Shareholders Meetings and implement and enforce their resolutions.

i)                                         Delegate part of their powers to Managers, Deputy Managers and/or Company Attorneys, to one Director or a committee of Directors and, for specially determined purposes, to other individuals.  It may, in use of these powers, confer special powers of attorney required by the General Manager and other officers of the Company to cooperate in the management thereof and exercise their judicial and extrajudicial representation in Chile and abroad.

j)                                         Approve, organize, incorporate, take part or form part of other corporations, partnerships, joint ventures or entities of any kind whose line of business facilitates or complements the corporate object of the Company and effectuate all dealings, adopt all resolutions and perform all acts it deems suitable to corporate interests, unless they are within the exclusive competence, decision or hearing of General Shareholders Meetings.

k)                                      Resolve all matters not stipulated in these by-laws.

ARTICLE ELEVENTH: Directors shall be compensated for the duties they perform as such; the amount of such compensation shall be set annually by the Regular Shareholders Meeting. The foregoing does not prevent other compensation or allowances for duties or services other than the exercise of their positions, and they should comply in such respect with the corresponding legal and regulatory provisions.

ARTICLE TWELFTH:  The Board shall hold its meetings at the registered offices, save the Board itself resolves otherwise, and it should meet according to corporate needs. Board Meetings shall be both regular and special. The former shall be held on the dates and at the times pre-set by the Board itself, shall not require any special notice and shall be held at least once a month.

The latter shall be held whenever they are specially summoned by the Chairman himself or at the request of one or more Directors after qualification by the Chairman of the need for the meeting, unless the meeting is requested by two or more directors, in which case the meeting must be held without such prior qualification. Only the matters that are especially indicated in the summons may be discussed at special meetings unless all directors in office are present and unanimously resolve otherwise. The notice of a special meeting shall be made by certified letter sent to the domicile that each of the Directors has registered with the Company at least three days in advance of the date the meeting is to be held; this term may be reduced to twenty-four hours in advance if the letter is delivered personally to each Director by Notary Public. The summons to a special meeting shall contain a reference to the matter(s) to be discussed thereat and may be omitted if all the Directors in office in the company attend the Meeting. The minimum quorum for a meeting shall be an absolute majority of the number of titular Directors established in these by-laws and resolutions shall be adopted by an absolute majority of the voting Directors present, save when the Law, Regulations or these by-laws require a different quorum or majority.  In the case of a tie vote, the deciding vote shall be cast by whoever is presiding the meeting.

ARTICLE THIRTEENTH: The duties of a director may not be delegated. However, the board may delegate part of its powers to managers, deputy managers or attorneys of the company, to one director or a committee thereof and for specially determined purposes to other individuals.

ARTICLE FOURTEENTH: The deliberations and resolutions of the board shall be recorded in a special minutes book that shall be signed by the members that have attended the meeting. If any thereof dies or is prevented for any reason from signing the minutes, a record shall be made at the foot thereof of the fact of impediment.

ARTICLE FIFTEENTH: A Director who wishes to avoid his liability for any act or resolution of the board shall record his opposition in the minutes and such fact shall be reported by the Chairman of the company at the earliest Regular General Shareholders Meeting.

TITLE FOURTH

Chairman, Vice-Chairman and Manager.

ARTICLE SIXTEENTH: The Chairman, and in the event of his absence or disability, the Vice Chairman, shall: a) chair the meetings of the board and shareholders meetings; b) summon Board meetings pursuant to article tenth hereof; c) sign deeds and documents that are required to implement the resolutions of the board whenever no other individual has been specifically appointed to do so; d) in general, perform the other tasks that are conferred thereupon by these by-laws and those that the board deems convenient to entrust therewith.

ARTICLE SEVENTEENTH: The Board shall appoint a General Manager of the Company, who shall be responsible for the management of corporate affairs. The position of General Manager is incompatible with that of Chairman, auditor or accountant of the Company.

In addition to the obligations and attributions stipulated therefore by pertinent legal and regulatory provisions, the General Manager shall:

a)                                      perform the operations in the line of business of the company while adhering to the resolutions of the board and shareholders meetings, the laws and regulations and these by-laws;

b)                                     represent the company judicially, being legally vested with the powers set forth in both subparagraphs of article 7 of the Code of Civil Procedure;

c)                                      participate in Board meetings with the right to voice, and shall be liable together with the members thereof for all resolutions damaging to the Company and shareholders when his contrary opinion is not recorded in the respective minutes;

d)                                     perform the tasks of Secretary to the board and shareholders meetings, unless a secretary is especially appointed to such position;

e)                                      organize and inspect the accounting and participate in the preparation of balance sheets and inventories;

f)                                        keep custody of corporate books and documents, ensuring that they are kept with the regularity required by law or by regulatory norms;

g)                                     Supervise the conduct of the Company’s employees and workers and adopt the measures he deems suitable in this regard;

h)                                     Make payments ordered by the Board and those pertaining to the Company’s management;

i)                                         Order the publications and notices required by law, unless another person is empowered therefore;

j)                                         Pay taxes, assessments and permits within the legal terms therefore; and

k)                                      in general, fulfill the duties and exercise the authorities indicated herein and that the board vests thereupon.

TITLE FIFTH

General Shareholders Meetings.

ARTICLE EIGHTEENTH: General shareholders meetings shall be either regular or special.

ARTICLE NINETEENTH: Regular general shareholders meetings shall be held once a year within the first four months following the date of the annual balance sheet in order to discuss and decide upon the matters indicated in article 56th of Law 18,046.

ARTICLE TWENTIETH: Special General Shareholders Meetings may be held at any time according to corporate needs and to discuss and decide upon any matter within the competence thereof, provided it is indicated in the summons. Only the following matters may be discussed at Special Shareholders Meetings: One) The dissolution of the company; Two) The transformation, merger or division of the Company and a reform of its by-laws; Three) The issuance of bonds or debentures convertible to shares; Four) The conveyance of the fixed assets and liabilities of the company or of all its assets; Five) The granting of real or personal guarantees to secure third-party obligations, except for those of affiliate companies, in which case the approval of the Board shall suffice; and Six) The other matters that by law or the by-laws corresponds to the hearing or competence of Shareholders Meetings. The matters referred to in numbers one), two), three) and four) may only be approved at a Meeting held in presence of a Notary Public, who shall certify that the Minutes are a true record of the events and resolutions adopted at the meeting.

ARTICLE TWENTY-FIRST: Meetings shall be called by the company’s board of directors as set forth in article fifty-eight of Law 18,046 and summons thereof shall be given pursuant to article fifty-nine of the same law.

ARTICLE TWENTY-SECOND: General Shareholders Meetings shall be installed upon first notice by an absolute majority of the voting shares issued and upon second notice by the shares present or represented thereat, whatever their number. Resolutions shall be adopted by an absolute majority of the voting shares present or represented, save regarding those matters where the laws or these by-laws require a different quorum or majority.

ARTICLE TWENTY-THIRD: Only those shareholders registered in the Shareholders´ Registry five days prior to the date the corresponding Meeting is to be held shall be entitled to participate in the same and exercise their rights to voice and vote. The shareholders shall be entitled to one vote per each share they own or represent, being able to accumulate or distribute them in the elections as they see fit, notwithstanding the voting right restrictions of Series B preferred shares, as stipulated in letter “G” under Article Five in these by-laws, and notwithstanding, furthermore, the voting right restrictions of the shares owned by the Mutual Funds.

ARTICLE TWENTY-FOURTH: Shareholders may be represented at meetings by other persons even if they are not shareholders. Proxies shall be conferred in writing for all the shares held by the principal on the date indicated in the preceding article. The proxy letters addressed to the company that do not indicate the name of the agent shall be understood as granted to the directors and shall be distributed among the directors in office and present at the meeting in parts equal to the number of shares such proxies represent.

ARTICLE TWENTY-FIFTH: The participants at General Meetings shall sign an attendance sheet where the number of shares held by the signatory shall be indicated after each signature as well as the number of shares he represents and the name of the principal.

ARTICLE TWENTY-SIXTH: The deliberations and resolutions of meetings shall be recorded in a minutes’ book that shall be kept by the secretary. Minutes shall be signed by whoever acted as chairman and secretary and by three shareholders elected thereat, or by all those present if less than three.

ARTICLE TWENTY-SEVENTH: The regular shareholders meeting shall annually appoint independent external auditors to examine the accounting, inventory, balance sheet and other financial statements of the company, with the obligation to report in writing to the next regular shareholders meeting on the fulfillment of their mandate.

TITLE SIXTH

Balance Sheet and Distribution of Profits.

ARTICLE TWENTY-EIGHTH: The Company shall prepare a balance sheet annually on its operations as of December 31st, which shall be presented together with the profit and loss statement, the report by the auditors and annual report to the respective shareholders meeting. The board shall send a copy of the balance sheet, annual report, report by the auditors and respective notes to each of the shareholders registered in the Registry no later than by the date the first summons is published. Moreover, the company shall publish the information determined by the Superintendence on its duly audited general balance sheet and profit and loss statements in a widely circulated newspaper in the corporate domicile no less than ten nor more than twenty days in advance of the meeting that must rule thereon, and it shall send such documents to the Superintendence within the same term and maintain them at the disposal of the shareholders as indicated in article fifty-four of Law 18,046 for their perusal during the period stipulated therein.

ARTICLE TWENTY-NINTH: Net profits from the fiscal year shall be allocated as follows: a) a portion equal to at least 30% of the profits, to be distributed as a cash dividend among Series A and B shareholders, prorated according to their shares; b) a sufficient portion shall be allocated to increase the dividend to which Series B shareholders may be entitled as per the above, in the amount necessary to comply with stock preference of the aforementioned Series B as established in letter “B” under Article Five of these by-laws;  c) the remaining profits the Junta agrees not to distribute as a dividend during the fiscal year shall be allocated to create the reserve funds determined by the same Shareholders´ Meeting, such balance also being able to be allocated to pay possible dividends in future periods.

An option may be granted to shareholders to receive the amounts approved for payment as a dividend over and above the minimum mandatory dividend indicated in preceding letter “a” plus the increment set in preceding letter “b” in cash, in paid-up shares in the same issue or in shares in open corporations held by the company.  The portion of profits not allocated by the Meeting to the payment of dividends may be capitalized at any time under a by-law reform.

TITLE SEVENTH

Dissolution, Liquidation and Jurisdiction.

ARTICLE THIRTIETH: The company shall be dissolved due to the relevant causes set forth by Law.

ARTICLE THIRTY-FIRST: Once the company is dissolved and if its liquidation is necessary, it shall be made by a liquidation commission composed of three liquidators appointed by the shareholders meeting, which shall also set the compensation thereof and the term to perform their task, which may not exceed three years.

ARTICLE THIRTY-SECOND: The difficulties arising among the shareholders as such or between the latter and the company or its managers, either during the life of the company or its liquidation, shall be finally resolved by an arbitrator ex aequo et bono, who shall be appointed by a Civil Court of the circuit of Santiago from among the individuals who have been a member attorney or justice of the Supreme Court for at least two years; the provisions in paragraph second of article one hundred and twenty-five of Law 18,046 notwithstanding.

TRANSITORY ARTICLES

TRANSITORY ARTICLE ONE: At Embotelladora Andina S.A.’s Special Shareholders´ Meeting held on September 30, 1996, the corporate by-laws were modified, increasing the number of Board members from five regular Board members and their corresponding alternates to seven regular ones and their corresponding alternates.

The integration of the new number of Board members into the Board shall take place at the first meeting the Board currently in office holds within the month following the month in which the resolutions reached at the Special Shareholders´ Meeting referred to at the beginning of this transitory provision are totally legalized; that is, when the minutes of the aforementioned Meeting are executed to public deed and an excerpt thereof is registered in the Registry of Commerce and published in the Official Gazette.  At the aforementioned Meeting, the Board shall appoint two new regular members and their corresponding alternates, thereby leaving the Board with seven regular members and their corresponding alternates.

Until the aforementioned Board meeting is held, the corporate Board shall continue holding meetings with its five current regular members or their corresponding alternates, and shall be able to adopt resolutions with the affirmative votes of at least three of its voting members.

The Board comprised as described above shall remain in office until the date of the next General Shareholders´ Meeting to be held by the company after the date in which the Series A and B shares are issued, an operation which is referred to in Transitory Article Two of the by-laws.  At said meeting, the company’s total number of Directors shall be elected in the manner set forth under the standing articles of these by-laws.

TRANSITORY ARTICLE TWO: The Special General Shareholders´ Meeting of Embotelladora Andina S.A. held on September 30, 1996 resolved to void the part not subscribed nor paid-in as of the date of the aforementioned Shareholders´ Meeting of the capital increase of the company approved by the Special Shareholders´ Meeting held on April 20, 1994, whose minutes were executed to public deed dated May 12, 1994 in the Santiago Notary Office of José Musalem Saffie, amended by the resolutions adopted in the Special General Shareholders´ Meeting held on October 25, 1994, whose minutes were executed to public deed dated October 28, 1994 in the Santiago Notary Office of José Musalem Saffie.  Consequently, on the date of the Special General Shareholders´ Meeting mentioned at the beginning of this transitory provision, the capital equity was set at the amount subscribed and paid-in on such date; that is, at $80,486,421,000 divided into 352,595,788 registered common shares, with no par value, all belonging to one and the same Series, without any preference.

Furthermore, at the same Special General Shareholders´ Meeting referred to at the beginning of this transitory article, it was agreed to increase the equity stock from $80,486,421,000 to $182,181,421,000, and to divide said equity into two series of shares, to be formalized as follows:

A)                                  Capital increase: The increase in capital from $80,486,421,000 divided into 352,595,788 shares with no par value to $182,181,421,000 divided into 395,595,788 shares with no par value, approved by the Special Shareholders´ Meeting mentioned at the beginning of this transitory provision, shall be made, completed and paid as follows:

Through the one-stage issuance of 43,000,000 new shares, with no par value, which the Board shall agree to issue by resolution that it shall adopt within a two-month period from the date of the Special General Shareholders´ Meeting mentioned at the beginning of this transitory provision.

These 43,000,000 shares shall be issued to be payable in cash, exclusively by the company’s shareholders entitled to them or by their assignees, at the share placement price determined by the Board in accordance with the power delegated to it by the Special General Shareholders´ Meeting referred to at the beginning of this transitory provision, in accordance with the final paragraph of Article 28 of the Corporations Regulations. Those shareholders who maintain their status as such as of the fifth business day before the day the subscription option notice is published, shall be entitled to a preemptive right to subscribe these shares proportionate to the percentage of shares they own as of that date. The shares to be subscribed by each shareholder, according to his respective percentage, shall be paid in the same act of subscription, in one installment, in cash or by a subscriber’s check or cashier´s check made out to the company.

The Board of Directors may decide to place or not place the shares that were not subscribed by the shareholders entitled to them, or by their assignees, within a period of 30 consecutive days from the date the notice is published notifying the shareholders of the commencement of the period for the subscription option, and the shares resulting from fractions stemming from the pro-rating among the shareholders.  Should the Board decide to place these shares, it must be done at same price and with the same conditions of issuance made among the shareholders of the company that are interested in the shares, for which purpose the following procedures will be applied:

a.1)                            Upon exercising their first refusal subscription right, the shareholder or the assignee interested in acquiring the mentioned shares must inform the Chairman of the company of their intention in writing, indicating the amount of additional shares that they want to subscribe.

a.2)                            On the second business day following the date on which the period the shareholders have to exercise their first refusal right ends, at 12:00 noon at the offices of the Department of Shares of the company, located at Ahumada 312, Office 1013, Township of Santiago, the Manager of the company, or his substitute, shall assign the shares among those interested and who gave notification of their intent to subscribe in the manner detailed in paragraph “a.1” above.  Should there not be sufficient shares to satisfy all the offers of subscription, the shares shall be assigned to the interested parties on the basis of pro-rating the number of shares of the company that each one of them subscribes in the first refusal period of the issuance in question, taking into consideration the additional number of shares that each shareholder would have requested.

a.3)                            The interested parties that have been assigned the shares must subscribe and pay them at once in cash or by a bank check or a bank draft to the order of the company, signing the respective share subscription agreement in the company´s Department of Shares within 10 business days beginning the day following the day on which the company´s Manager or his substitute has made the assignment of these shares, as indicated in paragraph “a.2” above.

a.4)                            If there are still shares to be subscribed of the shares not subscribed when pertinent by the shareholders or assignees thereof entitled thereto or as a result of fractions of shares arising in the proration once the procedures mentioned in “a.1”, “a.2” and “a.3” have been carried out, the Board may place them freely among the company’s shareholders as determined thereby, at the same price and conditions of the issuance in question, all within the period of 30 consecutive days as from the day following the day on which the procedure referred to in the letters mentioned at the beginning of this letter a.4 has been completed.  The number of shares to be offered to shareholders as determined by the Board in this process, will be determined freely by the Board. Should the shareholders to whom the Board offers said shares accept the offer, they must subscribe and pay for these shares within five business days beginning on the date of the offer notice from the Board. Payment shall be made at the time of the subscription of shares, at once, in cash, by bank check or bank draft to the order of the company, signing the respective subscription agreement in the company´s Department of Shares.

a.5)                            Should there be any shares not subscribed once the process outlined in “a.4” above is finalized, the issuance of the same will be voided.

If the Board decides not to sell the shares resulting from the fractions of the pro-rata distribution and the shares that have not been subscribed by the shareholders or their assignee entitled thereto during the first refusal period, the issuance of the same will be voided.

The shareholders may transfer all or part of their option right to subscribe the shares to which they are entitled. This must be done be via private deed signed by the assignor and the assignee in the presence of two adult witnesses or in the presence of a Stock Exchange broker or in the presence of a Notary Public.  The assignment may also be made through a public deed signed by the assignor and the assignee.  To do so, those shareholders who choose to assign their option may request, should they desire, a certificate from the company’s Department of Shares, in evidence of said preemptive option right.  The assignment of the subscription option right shall only produce effects regarding the company and third parties at the moment the company acknowledges same, for which the assignee shall deliver to the company’s Department of Shares the public or private deed of assignment, attaching the above mentioned certificate to this document, in case this document had been requested and withdrawn from the company by the assignor. In each case, the assignee of a preemptive option right shall subscribe and pay for the shares to which he is entitled pursuant to the assignment within the same term which the respective option right assignor had.  Should the assignee not exercise his right within the above mentioned term, it shall be understood to have been waived.

The current capital increase must be paid within the period expiring on March 15, 1997.

The Board of Directors is fully empowered to adopt all the resolutions necessary to carry out this capital increase.

B)                                    Formation of Share Series A and B:  Once the timeframe for subscribing and paying the issuance of shares referred to under letter “A” above has expired, the formation of Series A and B shares shall take place wherefore the number of company shares shall be increased from 395,595,788 shares to 791,191,576 shares, via an exchange of shareholders’ stock certificates with new Series A and B certificates. Each shareholder is entitled to receive one Series A share and one Series B share for each share held on the day set by the Board for the exchange.  The Board of Directors has to determine the exchange date as one day within the 90 days from the date on which the term for subscribing and paying the issuance of shares referred to under letter “A” of this transitory article has expired.  As of the exchange date, the stock certificates which had been issued by the company to that time shall become void and null.

The Board of Directors is fully empowered to adopt all the resolutions necessary to execute and carry out the increase in the number of shares and the exchange described in this paragraph.

Upon completion of the operations described in this letter, the company’s paid-in capital shall be divided into 395,595,788 Series A shares and 395,595,788 Series B shares, both series being Preferred.

The exchange operation described under this letter “B” must be completed, in all cases, within ten months from the date of the Meeting mentioned at the beginning of this transitory article.

TRANSITORY ARTICLE THREE:  The special exchange of Embotelladora Andina S.A. Series A shares for Series B shares, approved by said company’s Special General Shareholders´ Meeting held on September 30, 1996, shall be implemented and carried out as follows:

Within a period of three years beginning on August 1, 1997, the company´s Board shall approve and shall offer to the Series A shareholders special exchanges in up to four exchange periods, all to be carried out within the aforementioned three-year period, so that they may exchange said Series A shares for Series B shares, according to the following terms and conditions:

a)                                      Series A shareholders shall be entitled to implement these exchanges at any time during the corresponding special exchange periods, which shall each last for 60 consecutive working days.

b)                                     The shareholders shall have the right to exchange with the company each Series A share registered under their name in the Shareholders´ Registry for one Series B share.

c)                                      The special exchanges referred to in this transitory provision shall be voluntary and the shareholders may exchange all or some of the Series A shares they hold, at their discretion, and are obliged to express their intent to carry out the desired exchange in writing to the company.

d)                                     During the special exchange periods mentioned under letter “a” above, the company shall have to report every first business day of every week during each period the results of the exchange operations as of the date of the weekly report to the Superintendence of Securities and Insurance and the Stock Exchanges.  Within the week following the week in which each special exchange operation is completed, the company shall also report the final results of the same to the Superintendence of Securities and Insurance and Stock Exchanges.

e)                                      The stock certificates of the Series A shares which are exchanged for Series B shares pursuant to the procedures set forth in this transitory provision shall be rendered void as of the date of their exchange.

f)                                        The Board of Directors is fully empowered to adopt all the resolutions necessary to implement and carry out the special share exchanges referred to in this transitory provision.